Exhibit 10.1

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to Executive Employment Agreement is entered into as of November 16, 2015, by and between The Hershey Company, a Delaware corporation (together with its permitted successors and assigns, the “Employer”), and John P. Bilbrey (the “Executive”).

WHEREAS, the Employer and the Executive are parties to an Executive Employment Agreement, dated as of August 7, 2012 (the “Employment Agreement”), which sets forth the terms and conditions of the Executive’s employment with the Employer;

WHEREAS, the Executive was elected to serve as the Chairman of the Board of Directors of the Employer, effective April 2, 2015; and

WHEREAS, the Employer and the Executive wish to amend certain provisions of the Employment Agreement to reflect such election.

NOW, THEREFORE, in light of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employer and the Executive do hereby agree as follows:

1.    Position and Title.

Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a)    Executive’s Positions and Titles. The Executive’s position and title shall be Chairman of the Board, President and Chief Executive Officer of Employer.”

2.    Duties.

Section 2(b) of the Employment Agreement is hereby amended by inserting the phrase “Chairman of the Board,” immediately prior to the phrase “President and Chief Executive Officer of Employer”.

3.    Annual Bonus Programs.

Section 3(b) of the Employment Agreement is hereby amended by inserting “(one hundred fifty percent (150%) for years beginning on or after January 1, 2015)” after the phrase “one hundred twenty percent (120%)”.

4.    Supplemental Retirement Benefit.

Section 3(f) of the Employment Agreement is hereby amended by inserting the following sentences at the end thereof:

“For purposes of determining the benefit payable to or on behalf of Executive under paragraph 4 of the SERP Program, “Final Average Compensation” shall mean the sum of (i) the average of the highest three (3) calendar years of Base Salary paid to Executive over his last ten (10) years of employment with Employer and (ii) the average of the highest three (3) annual awards under the AIP of the EICP for Executive’s last ten (10) years of employment with Employer, whether received or deferred. In addition, for purposes of determining the lump sum cash payment payable to or on behalf of Executive under the SERP Program, the interest rate shall be equal to the Lump Sum Interest Rate (as defined in the SERP Program) as of October 31, 2015.” See Exhibit A attached hereto, modeling the SERP calculation methodology.

5.    Good Reason.

Section 4(c)(i)(A) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(A)    The assignment to the Executive of any duties materially inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as contemplated by Section 2(a) and (b) above, or any other action by Employer which results in a diminution in any respect in such title, position, authority, duties or responsibilities (other than Executive’s position of, or authority, duties or responsibilities as Chairman of the Board, it being understood that Executive’s ceasing to hold the position of Chairman of the Board or changes to his authority, duties or responsibilities with respect thereto will not constitute Good Reason hereunder), excluding for this purpose any action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive”.

6.    Effect of Certain Terminations or Transitions of Employment.

If, at any time prior to the three (3) year anniversary of this Amendment, Executive’s employment is terminated by Employer for Cause, or if Executive voluntarily terminates his employment without Good Reason, then the modifications to the Employment Agreement set forth in Section 4 of this Amendment shall be null and void, and the terms of Section 3(f) of the Employment Agreement, as in effect prior to the date of this Amendment, shall be reinstated with full force and effect. For the sake of clarity, in the event Executive’s employment is terminated as a result of his Disability or is terminated, whether voluntarily or otherwise, in connection with his transition to a position as a non-employee member of the Board at any point prior to the three (3) year anniversary of this Amendment, then the modifications to Section 3(f) of the Employment Agreement set forth in Section 4 of this Amendment shall remain in full force and effect.

7.    No Other Changes.

Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS THEREOF, each of the parties hereto has duly executed this First Amendment to Executive Employment Agreement effective as of the date first set forth above.

EXECUTIVE:

 /s/ John P. Bilbrey
John P. Bilbrey

EMPLOYER:
The Hershey Company

 /s/ Leslie M. Turner
By: Leslie M. Turner
Its: Senior Vice President, General Counsel
and Secretary

EXHIBIT A - First Amendment to Executive Employment Agreement

MERCER
MAKE TOMORROW, TODAY

SERP Calculation: J. P. Bilbrey

Estimated as of August 1, 2016

Lump Sum Interest Rate: 2.89%

(Locked at October 31, 2015)

SERP Calculation

To calculate your annual SERP benefit, Final Average Compensation is multiplied by 3⅔% per year of service (not greater than fifteen). This amount is reduced by your HRA benefit and estimated Social Security benefit. If payment commences before your normal retirement age, your benefit is further reduced by five-twelfths of a percent per month that your retirement precedes age 60. To determine the value of your final SERP annuity, this amount is multiplied by the Work*Life* Invest SERP factor.

Date of Retirement	08/01/16
1. Projected Years of service, not greater than 15	13.00
2. Benefit percentage: 3⅔% x (1)	47.67%
3. Total retirement income before any offsets or reductions: B(8) x (2)	$1,550,686
4. Estimated Annual qualified retirement plan benefit payable at assumed retirement date	$22,247
5. Estimated Social Security benefit payable at the late of retirement date or age 62	$24,372
6. Estimated SERP annuity, after offsets and before early retirement reductions: (3) - (4) - (5)	$1,504,067
7. Number of months that retirement precedes age 60	0
8. Early retirement reduction: (7) x 5½%	0.00%
9. SERP annuity, after offsets and early retirement reductions: (6) x [1 - (8)]	$1,504,067
10. Work*Life* Invest SERP factor	90%
11. Estimated SERP annuity, after Work*Life* Invest	$1,353,660

Lump Sum Calculation

The SERP lump sum is the present value of your future annuity payments. The value of this lump sum is contingent upon the applicable lump sum rate for the month you retire (locked at 2.89%).

1. Interest Rate	2.89%
2. Annuity factor	18.054
3. Estimated SERP Lump Sum as of retirement date	**$24,438,310**

MARSH & McLENNAN COMPANIES